ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces First Quarter 2015 Results

SAN ANTONIO (May 7, 2015) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended March 31, 2015.

On October 31, 2014 we closed on the sale of our interest in Canadian Abraxas Petroleum, ULC ("Canadian Abraxas"), a wholly-owned Canadian subsidiary of Abraxas Petroleum Corporation. As a result of the disposal of Canadian Abraxas, the results of operations of Canadian Abraxas are reflected in our Financial Statements and in this document as “Discontinued Operations” and our remaining operations are referred to in our Financial Statements and in this document as “Continuing Operations” or “Continued Operations.” Unless otherwise noted, all disclosures are for continuing operations.

Financial and Operating Results for the Three Months Ended March 31, 2015
The three months ended March 31, 2015 resulted in:

•	Production of 593 MBoe (6,590 Boepd)

•	Revenue of $22.3 million inclusive of realized hedge settlements

•	Adjusted EBITDA(a) of $13.2 million inclusive of Raven Drilling

•	Adjusted discretionary cash flow(a) of $12.5 million inclusive of Raven Drilling

•	Net loss of $0.7 million, or $0.01 per share

•	Adjusted net loss(a), excluding certain non-cash items and inclusive of Raven Drilling of $1.2 million, or $0.01 per share

(a)	See reconciliation of non-GAAP financial measures below.

Net loss for the three months ended March 31, 2015 was $0.7 million, or $0.01 per share, compared to net income of $4.7 million, or $0.05 per share, for the three months ended March 31, 2014.

Adjusted net loss, excluding certain non-cash items, for the three months ended March 31, 2015 was $1.2 million, or $0.01 per share, compared to an adjusted net income, excluding certain non-cash items, of $6.7 million or $0.07 per share for the three months ended March 31, 2014. For the three months ended March 31, 2015 and 2014, adjusted net income (loss) excludes the unrealized gain (loss) on derivative contracts of $1.2 million and of $(0.9) million, respectively. Included in adjusted net income (loss) is the net income for the quarters ended March 31, 2015 and March 31, 2014 from our subsidiary, Raven Drilling, LLC of $0.7 million and $0.6 million, respectively.

Pursuant to SEC Regulation S-X, no income is recognized for Raven Drilling, LLC. Contractual drilling services performed in connection with properties in which Abraxas holds an ownership interest cannot be recognized as income, rather it is credited to the full cost pool and recognized through lower amortization as reserves are produced.

Hedging Activity:
Abraxas recently elected to crystalize the value of the Company’s remaining 2015 hedges for total proceeds of approximately $4.6 million.   Subsequent to these transactions, Abraxas entered into collars for the periods from June 2015 through December 2015.   These hedges will provide the Company with downside protection on 2,000 Bbls/d in 2015 with a floor of $55/Bbl and a ceiling of $70/Bbl. Abraxas also added 1,000 Bbls/d of three way collars in 2016 with a floor of $60/Bbl a sub floor of $45/Bbl and a ceiling of $71/Bbl.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation. For example, NYMEX oil prices on March 31, 2014 were $101.58 per barrel compared to $48.68 on March 31, 2015; therefore, the mark-to-market valuation changed considerably period to period.

Comments
Bob Watson, Abraxas' President and CEO commented, “Amidst a violent correction in commodity prices that left our average realizations nearly halved year-over-year, we maintain our steadfast focus on what we can control - production and costs.   Evidence of this is found in our significant 60% year-over-year production growth from continuing operations. Our focus on cost control resulted in our cash costs (1)falling from $27.91/Boe to $18.57/Boe for the three months ending March 31, 2014 and 2015, respectively.   We are also earning suitable returns on our active development programs with the benefit of substantial service cost savings."

"We continue to evaluate numerous acquisition opportunities in our core areas, while at all times ensuring that any acquisition will not jeopardize our balance sheet.   To this end, we restructured our hedge book, which allowed us to crystalize $4.6 million in value while still providing additional protection for 2015 in the event of further commodity price weakness. We look forward to updating the market as we continue to execute on our business plan.”

Conference Call
Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its first quarter 2015 earnings conference call at 11 AM ET on May 7, 2015. To participate in the conference call, please dial 888.713.4218 and enter the passcode 24523746. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available until June 4, 2015 by dialing 888.286.8010 and entering the passcode 69237955 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

(1) Cash costs = (lease operating expenses + production taxes + cash general and administrative expenses + cash interest)/(barrels of equivalent production).

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS

(In thousands except per share data)	Three Months Ended March 31,
	2015	2014

Financial Results:
Revenues	$18,661	$25,518
Adjusted EBITDA(a)	13,230	16,331
Adjusted discretionary cash flow(a)	12,491	15,801
Net income (loss)	(718)	4,704
Net income (loss) per share – basic	$(0.01)	$0.05
Net income (loss) per share – diluted	$(0.01)	$0.05
Adjusted net income (loss), excluding certain non-cash items(a)	(1,240)	6,654
Adjusted net income (loss), excluding certain non-cash items(a) , per share – basic	$(0.01)	$0.07
Adjusted net income (loss), excluding certain non-cash items(a), per share – diluted	$(0.01)	$0.07
Weighted average shares outstanding – basic	104,415	92,566
Weighted average shares outstanding – diluted	104,415	94,321

Production from Continuing Operations:
Crude oil per day (Bblpd)	4,475	2,541
Natural gas per day (Mcfpd)	8,871	7,023
Natural gas liquids per day (Bblpd)	637	409
Crude oil equivalent per day (Boepd)	6,590	4,120
Crude oil equivalent (MBoe)	593	371

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$48.15	$87.76
Natural gas ($ per Mcf)	2.71	4.81
Natural gas liquids ($ per Bbl)	12.63	44.50
Crude oil equivalent ($ per Boe)	37.56	66.73

Expenses:
Lease operating ($ per Boe)	$10.61	$15.23
Production taxes (% of oil and gas revenue)	9.7%	8.7%
General and administrative, excluding stock-based compensation ($ per Boe)	3.75	5.49
Cash interest ($ per Boe)	1.17	1.25
Depreciation, depletion and amortization ($ per Boe)	20.35	20.23

(a)    See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	March 31, 2015	December 31, 2014

Cash	$3,869	$3,772
Working capital (a)	(13,694)	(52,832)
Property and equipment – net	323,210	322,879
Total assets	366,550	374,899

Long-term debt	116,152	76,554
Stockholders’ equity	207,596	207,495
Common shares outstanding	106,191	106,187

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our loan covenants.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED
STATEMENTS OF OPERATIONS

(In thousands except per share data)	Three Months Ended March 31,
	2015	2014

Revenues:
Oil and gas production	$18,646	$25,475
Other	15	43
	18,661	25,518
Operating costs and expenses:
Lease operating	6,293	5,645
Production and ad valorem taxes	1,800	2,204
Depreciation, depletion, and amortization	12,069	7,499
General and administrative (including stock-based compensation of $810 and $439, respectively)	3,034	2,475
	23,196	17,823
Operating income (loss)	(4,535)	7,695

Other (income) expense:
Interest income	(1)	—
Interest expense	834	602
Amortization of deferred financing fees	157	348
(Gain) loss on derivative contracts - realized	(3,633)	734
(Gain) loss on derivative contracts - unrealized	(1,194)	945
	(3,837)	2,629
(Loss) income from continuing operations before income tax	(698)	5,066
Income tax (benefit) expense	—	—
Net income (loss) from continuing operations	$(698)	$5,066
Net loss from discontinued operations - net of tax	$(20)	$(362)
Net income (loss)	(718)	4,704

Net income (loss) per common share - basic
Continuing operations	$(0.01)	$0.05
Discontinued operations	$0.00	$0.00
Net income (loss) per common share - basic	$(0.01)	$0.05

Net income (loss) per common share - diluted
Continuing operations	$(0.01)	$0.05
Discontinued operations	$0.00	$0.00
Net income (loss) per common share - diluted	$(0.01)	$0.05

Weighted average shares outstanding:
Basic	104,415	92,566
Diluted	104,415	94,321

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow; therefore, operating income is utilized as the starting point for the discretionary cash flow reconciliation.
Discretionary cash flow is defined as operating income plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. Adjusted discretionary cash flow is defined as discretionary cash flow, plus cash flow from Raven Drilling’s operations. Accounting rules do not permit the inclusion of the net income and other components of Raven Drilling’s operations to be included in our consolidated results of operations and cash flow, instead, the results of Raven Drilling’s operations are credited to the full cost pool. Accordingly, for purposes of adjusted discretionary cash flow, Raven Drilling’s cash flow is added back. The following table provides a reconciliation of discretionary cash flow and adjusted discretionary cash flow to operating income (loss) for the periods presented.

(In thousands)	Three Months Ended March 31,
	2015	2014
Operating income (loss)	$(4,535)	$7,695
Depreciation, depletion and amortization	12,069	7,499
Stock-based compensation	810	439
Realized gain (loss) on derivative contracts	3,633	(734)
Cash interest	(694)	(463)
Discretionary cash flow	$11,283	$14,436
Cash flow from Raven Drilling operations	1,208	1,365
Adjusted discretionary cash flow	$12,491	$15,801

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items. Adjusted EBITDA includes all of the components of EBITDA plus Raven Drilling’s EBITDA. Accounting rules do not permit the inclusion of the net income and other components of Raven Drilling’s operations to be included in our consolidated results of operations, instead, the results of Raven Drilling’s operations are credited to the full cost pool. Accordingly, for purposes of Adjusted EBITDA, Raven Drilling’s EBITDA is added back. The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented.

(In thousands)	Three Months Ended March 31,
	2015	2014
Net income (loss)	$(718)	$4,704
Net interest expense	833	602
Depreciation, depletion and amortization	12,069	7,499
Amortization of deferred financing fees	157	348
Stock-based compensation	810	439
Unrealized (gain) loss on derivative contracts	(1,194)	945
Loss on sale of discontinuing operations	20	362
EBITDA	$11,977	$14,899
Raven Drilling EBITDA	1,253	1,432
Adjusted EBITDA	$13,230	$16,331

This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules. The following table provides a reconciliation of adjusted net income (loss), excluding ceiling test impairment and unrealized changes in derivative contracts and net income related to Raven Drilling, LLC capitalized to the full cost pool, to net income (loss) for the periods presented. Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended March 31,
	2015	2014

Net income (loss)	$(718)	$4,704
Net income related to Raven Drilling	652	643
Unrealized (gain) loss on derivative contracts	(1,194)	945
Loss on sale of discontinuing operations	20	362
Adjusted net income (loss), excluding certain non-cash items	$(1,240)	$6,654
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$(0.01)	$0.07
Adjusted net income (loss), excluding certain non-cash items, per share – diluted	$(0.01)	$0.07
Net income (loss) per share – basic	$(0.01)	$0.05
Net income (loss) per share – diluted	$(0.01)	$0.05